ROTH INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT AND
CUSTODIAL ACCOUNT AGREEMENT

(LOGO)
FIRST OMAHA
FAMILY OF FUNDSR
First National Bank of Omaha - Adviser

ROTH INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT

GENERAL

Your Roth Individual Retirement Account ("Roth IRA") is a custodial account for the benefit of you or your beneficiaries. The Custodian of the Roth IRA is named on the Roth IRA Application.

The following information is being provided to you in accordance with the requirements of the Internal Revenue Code. Please read it, together with the Roth Individual Retirement Custodial Account Agreement and the prospectus or other offering documents for the investments which you have chosen for investment of your Roth IRA contributions. Because the rules with respect to Roth IRAs are very complex, and because misunderstanding or disregarding the rules may have serious tax implications, you should consult your own tax adviser if you have questions about the information contained in this Disclosure Statement. Further information can also be obtained from any district office of the Internal Revenue Service.

WHAT IS AN IRA?

An IRA is a trust or custodial account created or organized in the United States for the exclusive benefit of an individual and his or her beneficiaries. Under an IRA, you defer federal income taxes on the earnings on the amount you invest and in the case of deductible contributions to an IRA, on the amount you invest (up to certain limits). State income tax treatment of IRAs varies.

WHAT TYPES OF IRAS ARE AVAILABLE THROUGH
FIRST OMAHA FUNDS?

A REGULAR IRA Account may be established for investment of tax-deductible or non-deductible contributions made by an employed or self-employed individual. You may also transfer funds to a Regular IRA Account from an existing IRA with another custodian or roll over distributions from an employee-sponsored qualified plan.

A SPOUSAL IRA Account is used for investment of tax-deductible or non-deductible contributions made by a Regular IRA account holder on behalf of a spouse whose taxable compensation is less than the other spouse's.

A ROLLOVER IRA Account is used for deferring tax on an eligible rollover distribution from another individual retirement account, individual retirement annuity, or an employer-sponsored qualified retirement plan.

A ROTH IRA is an IRA to which, beginning in 1998, non-deductible contributions are made. If distributions from the Roth IRA are "qualified distributions," the distributions, even of earnings in the account, which have never been taxed, are not includible in the recipient's income.

A SEP-IRA is a simplified employee pension by which an employer makes contributions to a SEP-IRA on behalf of an employee. If these payments are structured correctly, the payments are excluded from the employee's gross income.

A SIMPLE IRA is an IRA created pursuant to a Savings Incentive Match Plan for Employees of Small Employers, also called a SIMPLE Plan. Your employer must establish the SIMPLE Plan and your SIMPLE IRA may only receive contributions made by your employer on your behalf under the terms of the employer's SIMPLE Plan and transfers or rollovers from other SIMPLE IRAs. No other contributions can be accepted.

An EDUCATION IRA is an IRA established, beginning in 1998, for a child and to which non-deductible contributions of up to $500 annually may be contributed until the child reaches age 18. Earnings in the Education IRA accumulate free of tax. Distributions from the Education IRA during the year are tax-free unless they exceed the child's qualified higher education expenses during the year.

WHO IS ELIGIBLE TO SET UP A ROTH
INDIVIDUAL RETIREMENT ACCOUNT?

All employed people may contribute to a Roth IRA, whereas people over age 701/2 may not contribute to a Regular IRA.

Additionally, your spouse may establish a separate Roth IRA even if he or she is not employed. Your spouse can contribute to a spousal Roth IRA for tax years beginning after 1997 if all of the following conditions are met:

A. You must be married at the end of the tax year;
B. You must file a joint return for the tax year;
C. You must have taxable compensation for the year; and
D. Your spouse's taxable compensation for the year is less than yours.

AM I ELIGIBLE TO MAKE TAX-DEDUCTIBLE
CONTRIBUTIONS TO A ROTH IRA?

While you may be eligible to make tax-deductible contributions to a Regular IRA, all contributions to a Roth IRA are not deductible.
WHAT IS THE MAXIMUM CONTRIBUTION
I CAN MAKE TO A ROTH IRA?

After 1997, you may make an annual non-deductible contribution to a Roth IRA in an amount which is the excess of:

A. The lesser of $2,000, or 100% of your annual compensation, or
B. The total amount of contributions for the tax year to all other IRAs other than Roth IRAs which you maintain.

This maximum amount is limited further if your adjusted gross income ("AGI") exceeds the "applicable dollar amount." If you are subject to these additional limits, the allowable contribution to your Roth IRA is calculated by reducing the maximum contribution otherwise allowable by the same ratio as the amount of the excess of your adjusted gross income for the tax year over the "applicable dollar amount," bears to $15,000, or $10,000 if you file a joint return. The "applicable dollar amount" is $150,000 for a taxpayer filing a joint return and $95,000 for any other taxpayer other than a married taxpayer filing separately. The applicable dollar amount for a taxpayer filing separately is zero. This means that the contribution that you can make to a Roth IRA is phased out if your AGI is between $95,000 and $110,000 or, if you file jointly, if your joint AGI is between $150,000 and $160,000. Keep in mind that the total amount of contributions to all of your IRAs for a tax year cannot exceed $2,000. An individual who cannot or does not make deductible contributions to a Regular IRA, or non-deductible contributions to a Roth IRA, can make non-deductible contributions to a Regular IRA.

In applying the reductions to the permitted limit as a result of the AGI limitations described above, no reduction in the maximum contribution below $200 is required until the permitted contribution is zero. Additionally, any reduction in the maximum contribution which is not a multiple of $10 must be rounded to the next lowest $10.
For example, assume that your AGI for the year is $157,555 and you are married, filing jointly. You would calculate your Roth IRA contribution limit this way:

1. The amount by which your AGI exceeds the lower limit of the reduced contribution deductible range:

                              ($157,555 - $150,000) = $7,555

2. Divide this by $10,000:    $7,555  = 0.7555

                              $10,000

3. Multiply this by $2,000
   (or your compensation for the year, if less):

                              0.7555 x $2,000 = $1,511

4. Round this down to the nearest $10 = $1,510

5. Subtract this from your $2,000 limit:

                              ($2,000 - $1,510) = $490

6. If the answer in Step 5 was less than $200, your contribution limit is the greater of this amount or $200.

Remember, your Roth IRA contribution limit of $2,000 is reduced by any contributions for the same year to a Regular IRA. If you fall in the reduced contribution range, the reduction formula applies to the Roth IRA contribution limit left after subtracting your contribution for the year to a Regular IRA.

AGI is your gross income minus those deductions which are available to all taxpayers even if they don't itemize. Instructions to calculate your AGI are provided with your income tax Form 1040 or 1040A. There are two additional rules when calculating AGI for purposes of Roth IRA contribution limits. First, if you are making a deductible contribution for the year to a Regular IRA, your AGI is reduced by the amount of the deduction. Second, if you are converting a Regular IRA to a Roth IRA in a year (see below), the amount includible in your income as a result of the conversion is not considered AGI when computing your Roth IRA contribution limit for the year. (Note: a bill pending in Congress might affect the first rule _ consult your tax adviser or the IRS for the latest developments.)

DO MARRIED COUPLES WITH TWO INCOMES
CONTRIBUTE TO ONE OR TWO ROTH IRAS?

Each individual must establish a separate Roth IRA account. The application must be completed and signed by each individual.

HOW ARE CONTRIBUTIONS MADE TO A ROTH IRA
BY A SPOUSE?

A separate Roth IRA account must be established in the name of the spouse in order to take advantage of the additional contribution, and each account will have its own number.

WHEN ARE CONTRIBUTIONS DUE?

Your regular contribution to a Roth IRA for any year must be made no later than the date required for filing your federal income tax return for that year, without regard to any extensions. This date is generally April 15.

CAN I MOVE MONEY FROM AN EXISTING IRA
INTO MY FIRST OMAHA FUNDS ROTH IRA?

If you have made contributions to another IRA, you may be able to roll over all or part of the assets of that account into your First Omaha Funds Roth IRA. You cannot make such a rollover in any taxable year if your adjusted gross income, or if filing jointly, the combined adjusted gross income of you and your spouse, for the taxable year exceeds $100,000. Additionally, if during the taxable year you are a married individual who is filing a separate return, you may not make a rollover contribution to a Roth IRA.

If you are eligible to make a rollover contribution to your Roth IRA, you may do so by contributing all or part of a distribution which you have received from another IRA into your Roth IRA. You must complete the transaction within 60 days after receiving the distribution to avoid penalty taxes. You may roll over the assets of an IRA into your Roth IRA only once each year. A rollover contribution which meets these requirements does not count against the limit on the annual contribution to your Roth IRA. You may not make a rollover contribution to a Roth IRA from a plan qualified under Section 401(a) or an annuity or custodial account meeting the requirements of Section 403(b) of the Internal Revenue Code. Only contributions from other IRAs may be rolled into a Roth IRA.

You may designate your Roth IRA as a "Roth Conversion IRA" on the Application that you complete. A "Roth Conversion IRA" is a Roth IRA that accepts only "IRA Conversion Contributions" made during your same tax year. "IRA Conversion Contributions" are amounts rolled over, transferred or converted from any IRA that is not a Roth IRA to a Roth IRA. To simplify the identification of funds distributed from Roth IRAs, you are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

Special rules apply to SIMPLE IRAs. You may only roll over or transfer amounts from a SIMPLE IRA to your Roth IRA after the expiration of a two-year period beginning on the date you first participated in your employer's SIMPLE plan. If you attempt to roll over amounts held in a SIMPLE IRA to an IRA that is not a SIMPLE IRA before that time expires, you will not receive the favorable tax treatment accorded rollovers.

CAN I MOVE MONEY FROM ANOTHER
RETIREMENT PLAN INTO A ROTH IRA?
Only amounts held in a Regular IRA or another Roth IRA may be rolled into your Roth IRA. Amounts which were previously distributed from another retirement plan or Section 403(b) contract or custodial account and then were rolled into a rollover IRA may be rolled into your Roth IRA.

IF I ROLL OVER A DISTRIBUTION FROM MY EXISTING IRA INTO MY FIRST OMAHA FUNDS ROTH IRA, AM I TAXED ON THE DISTRIBUTION?

If you make a qualified rollover contribution of the distribution from your existing IRA to your Roth IRA, the amount that would have been included in your income as a result of the distribution from your existing IRA had it not been rolled over will be included in your gross income in the year in which the rollover occurs. However, you will not be subject to the 10% additional tax on early distributions under Section 72(t). Additionally, if you roll over a distribution from your existing IRA into a Roth IRA before January 1, 1999, the amount that would be required to be included in your gross income will be included ratably over the taxable four year period beginning with the taxable year in which the payment or distribution is made. Keep in mind that you may only make a rollover into a Roth IRA if your adjusted gross income, or the adjusted gross income of you and your spouse if filing jointly, does not exceed $100,000. Additionally, you may not make a rollover into a Roth IRA if you are a married individual filing a separate return.

Example: You have an existing IRA, all attributable to deductible contributions, with an existing account balance of $40,000. The adjusted gross income of you and your spouse does not exceed $100,000 and you are not a married individual filing a separate return. On September 1, 1998 you receive a distribution in cash from your existing IRA and within 60 days thereafter contribute the $40,000 distribution to your new Roth IRA. You must include $10,000 in your taxable income in each of the 1998, 1999, 2000 and 2001 taxable years.

Example: Assume the same facts as in the prior example, except that you received your distribution in 1999 and make the contribution to your Roth IRA in 1999. You must include the entire $40,000 distribution from your existing IRA in your taxable income for 1999.

MAY I CONVERT MY EXISTING FIRST OMAHA FUNDS REGULAR IRA TO A ROTH IRA?

If you would be eligible to roll over a Regular IRA into a Roth IRA during a taxable year, you may convert your existing Regular IRA into a Roth IRA in accordance with procedures specified by the Internal Revenue Service. Thus, for example, your adjusted gross income must be less than $100,000 in the taxable year in order to be eligible to make the conversion. Your First Omaha Funds Regular IRA can be converted to a Roth IRA by contacting the First Omaha Funds at P.O. Box 419022, Kansas City, MO 64141-6022 or by calling 1-800-662-4203 for the appropriate forms.

ARE THERE ANY FEES CHARGED AS A RESULT OF A ROLLOVER OR TRANSFER TO A FIRST OMAHA FUNDS ROTH IRA?

There are no rollover or transfer fees charged for your First Omaha Funds Roth IRA. You may transfer money as often as you wish. You may make a rollover once every 12 months. The rules concerning rollovers and transfers are complicated and you should consult a tax adviser to make sure your rollover is accomplished properly.

WHERE ARE THE CONTRIBUTIONS INVESTED?

Contributions to a Roth IRA must be placed in a special custodial or trust account and held by a bank trustee or custodian (or other person who has been approved by the Secretary of the Treasury). The purpose of this rule is to segregate these savings from other assets and to use them for retirement purposes only.

Under the First Omaha Funds Roth IRA, your contributions and the earnings on your Roth IRA account will be invested in shares of a self-designated First Omaha Funds IRA-authorized investment fund. The prospectus or other offering documents explain the investment objectives of each such fund. Since the performance of each such fund or partnership is subject to market changes, growth in value of your account cannot be projected or guaranteed.

WHAT ARE THE FEES FOR A FIRST OMAHA FUNDS
ROTH IRA?

Currently no separate custodial fees are charged to you or your account. The Custodian reserves the right to charge an annual maintenance fee and other fees and expenses for Roth IRA accounts, and if it imposes these charges in the future it will notify you. If you close your First Omaha Funds Roth IRA account during the year, any such fees will be deducted from the proceeds before redemption or transfer. The Custodian reserves the right to amend its custodial and other fees from time to time and the fees will be determined in accordance with the published fee schedule of the Custodian as then in effect.

The fees may be deducted on your federal tax return if you itemize your deductions and pay the fees directly during the same calendar year for which you are claiming the deduction. If you desire to deduct the fees on your return, you should pay the fee with a separate check to the Custodian.

Of course, shares of the fund in which your account is invested will be affected by management fees and other expenses of the fund or partnership. These matters are discussed in the prospectus or other offering documents which you received prior to, or with, this packet.

WHEN CAN I TAKE MONEY OUT OF MY ROTH IRA?

The rules concerning distributions from a Roth IRA differ substantially from those applicable to a Regular IRA. Whereas virtually all distributions, other than qualified rollover distributions from a Regular IRA to another Regular IRA, result in taxable income to the recipient of the distribution, if you receive a "qualified distribution" from a Roth IRA, you will not be subject to tax on the distribution. A qualified distribution is a distribution occurring on or after the date you attain age 59-1/2, your death or your disability (within the meaning of Section 72(m)(7) of the Internal Revenue Code), or a distribution which is a "qualified first-time home buyer distribution."

Even a distribution which would otherwise be a qualified distribution will not be a qualified distribution, and thus may be subject to tax, if the distribution is made within the five-year period beginning with the year in which you or your spouse made the contribution to your Roth IRA, or, if you made a rollover from a Regular IRA to a Roth IRA, within the five-taxable-year period beginning with the taxable year in which the rollover contribution was made. Any such distribution will be taxable to the extent that earnings on the contributions are withdrawn.

A "qualified first-time home buyer distribution" is a distribution meeting the requirements of Section 72(t)(8) of the Internal Revenue Code, and is generally a distribution to the account owner to the extent that the distribution is used within 120 days of receipt of the distribution to pay "qualified acquisition costs" with respect to the principal residence of a first-time home buyer who is either the account owner, his or her spouse, or his or her child, grandchild or ancestor of the account owner or the account owner's spouse. There is a maximum lifetime dollar limitation on qualified first-time home buyer distributions of $10,000. Qualified acquisition costs include the costs of acquiring, constructing or reconstructing the principal residence, and any usual or reasonable settlement, financing, or other closing costs. With limited exceptions, an individual is a "first-time home buyer" if the individual (and if married, the individual's spouse) had no present ownership interest in a principal residence during the two-year period which ends on the acquisition of the principal residence. A principal residence is generally a residence which has been occupied by the taxpayer as a principal residence for at least two out of the previous five years.

Finally, any distribution is not taxed to the extent that the distribution, plus all previous distributions from the Roth IRA, do not exceed the total amount you contributed to the Roth IRA. Note that, for purposes of determining what portion of any distribution is includible in income, all of your Roth IRA accounts are considered as one single account. Amounts withdrawn from any one Roth IRA account are deemed to be withdrawn from contributions first. Since all your Roth IRAs are considered to be one account for this purpose, withdrawals from Roth IRA accounts are not considered to be from earnings or interest until an amount equal to all contributions made to all of an individual's Roth IRA accounts is withdrawn.

Note that the tax treatment of a distribution from a Roth IRA is different than that applicable to a distribution of non-deductible contributions from a Regular IRA, in that any such distribution from a Regular IRA is treated as a distribution of a portion of the non-deductible contributions and a portion of the earnings in the account. This results in tax on the earnings portion of the distribution.

WHEN MUST I BEGIN TO TAKE MONEY OUT OF MY
ROTH IRA?

You are not required to receive a distribution from a Roth IRA during your lifetime. This is very different from a Regular IRA, where you are required to begin receiving distributions by April 1 following the year in which you reach age 70-1/2.

WHAT ABOUT DISTRIBUTIONS AFTER MY DEATH?

Distributions of your Roth IRA funds must be completed within five years after the end of the year in which your death occurs unless certain conditions are met. If you have designated a beneficiary and distributions begin within one year after the end of the year in which your death occurs, distributions may be made over a period not exceeding the beneficiary's life or life expectancy. If you have designated your spouse as your beneficiary, the date on which distribution to your spouse must begin may be as late as December 31 of the year in which you would have reached age 70-1/2. If your spouse dies before distributions are required to begin to the spouse, then similar conditions to those described above apply to a beneficiary designated by your surviving spouse to take the spouse's interest in your Roth IRA upon the spouse's death.

The distributions described above are required by the Internal Revenue Code. If the distributions actually made during the year are smaller than those that are required, an excise tax penalty will be assessed equal to 50% of the difference between the amount that should have been distributed and the amount that was actually distributed. This penalty can be waived by the Internal Revenue Service if the shortfall resulted from a reasonable error and steps are taken to correct it.

HOW DO I BEGIN RECEIVING DISTRIBUTIONS?

Contact First Omaha Funds at P.O. Box 419022, Kansas City, MO 64141-6022 or by calling 1-800-662-4203 for a distribution request form.

WHAT ARE THE RESTRICTIONS ON MY ROTH IRA?

In addition to various penalty taxes, your Roth IRA account is subject to the following restrictions:

A. No part of your Roth IRA assets may be invested in life insurance contracts or commingled with other property except in a common trust or investment fund.

B. Your interest in the account is nonforfeitable. It is also segregated from other assets to ensure that it is used for retirement purposes only.
C. Transactions between yourself (or your beneficiary) and the assets held in the account are not allowed. The specific prohibited transactions are described in the Internal Revenue Code and include selling or exchanging property with the account or borrowing from the account. Should a transaction of this type occur, your entire account will be treated as having been distributed to you. If this occurs within the five-taxable-year period beginning with the year in which a contribution or rollover is made, all or a portion of the account earnings will then be included in your income for that year and, if you are not yet age 59-1/2, can be subject to the 10% penalty tax on early distribution.

D. You may not pledge or use any portion of your Roth IRA as security for a loan. If you do, that portion will be treated as having been distributed to you, and all or a portion of the account earnings may be included in your income for that year. You may also incur a 10% penalty tax on premature distributions if you are under age 59-1/2.

E. No part of the Roth IRA funds may be invested in collectibles, as defined in
   Section 408(m) (e.g., art works, rugs, antiques, metals, gems, stamps, alcoholic beverages, certain other tangible personal property and coins, other than coins issued under the laws of any state which are acquired by the Roth IRA after November 10, 1988, and certain gold and silver coins minted by the U.S. Treasury beginning October 1, 1986 and certain types of bullion after 1997).

WHAT PENALTY TAXES MAY APPLY TO MY ROTH IRA?

You may incur penalty taxes in connection with your account under the following circumstances:

A. Excess Contributions. If your total IRA and Roth IRA contributions exceed the maximum for the year, the excess will be subject to a 6% penalty tax unless the excess (along with any earnings) is withdrawn from your account by the due date (including extensions) for that year's federal income tax return. You may not claim the withdrawn portion as a deduction for that year. If you fail to withdraw the excess contribution by the due date of your return, you will incur an additional 6% penalty tax for each year that it remains an excess. To avoid this recurring penalty tax for later years, you must either withdraw the excess from the account or absorb it by reducing your future deductible contributions by an amount corresponding to the excess. You may also have to file an amended tax return to correct the deduction or reduce your IRA deduction for that year. Withdrawal of the excess after the due date of your return and before you reach age 591/2 will result in a 10% penalty tax on a premature withdrawal.

B. Premature Distributions. If you receive distributions of amounts in excess of your contributions from your Roth IRA before you reach age 59-1/2, and you are not disabled, you will be subject to a 10% penalty tax in addition to the ordinary income taxes you must pay on the distribution. The 10% penalty tax may also apply to any portion or all of the earnings in your account which is treated as having been distributed to you because you engaged in a prohibited transaction or pledged your account as security for a loan. Proper rollovers into another Roth IRA and proper withdrawal of excess contributions are not considered premature distributions.

C. Excess Accumulations. After you die, a 50% penalty tax will be imposed on any amount which is required to be distributed to your beneficiary under the minimum IRS distribution rules but which your beneficiary fails to withdraw. If you have more than one Roth IRA account, the withdrawal must be based upon the aggregate balance.

WHAT FORMS DO I HAVE TO FILE
WITH THE IRS FOR MY ROTH IRA?
You should consult with your tax adviser for detailed information concerning reporting requirements as they apply to your Roth IRA. You may also obtain a copy of IRS Publication 590, "Individual Retirement Arrangements," and other information about IRAs from your local district Internal Revenue Service office.

You must file Form 5329 as part of your federal income tax return for any year in which you incur a penalty tax due to excess contributions, premature distributions, or excess accumulations, and calculate the penalty tax due. There are penalties for failing to file, or late filing of, Form 5329 for any year it is required. A rollover contribution must also be reported on Form 1040.

CAN I REVOKE MY ACCOUNT?

You will be permitted to revoke your Roth IRA within seven (7) days after the date on which you are given this Roth IRA Disclosure Statement. If you have not received this Disclosure Statement at least seven (7) calendar days before your Roth IRA has been established, you have the right to revoke your Roth IRA during the seven (7) calendar days after your Roth IRA was established. To revoke your Roth IRA under this seven-day provision, you must request the revocation by giving written notice to First Omaha Funds. If mailed, your revocation notice will be deemed mailed on the date of the postmark (or, if sent by certified or registered mail, the date of certification or registration) if it is deposited in the mail in the United States in an envelope or other appropriate wrapper, first-class postage prepaid, properly addressed. Upon such revocation, you will be entitled to a return of the entire amount of the consideration paid to the Roth IRA, without adjustment for sales commissions, administrative expenses or fluctuation in the market value of the Roth IRA.

WHAT ARE GIFT TAX CONSEQUENCES OF
ROTH IRA CONTRIBUTIONS AND DISTRIBUTIONS?
For federal gift tax purposes, irrevocable beneficiary designations will not be treated as gifts. Again, you should consult your tax adviser to determine the tax consequences of an irrevocable beneficiary designation under the state gift tax laws.

HAS THE INTERNAL REVENUE SERVICE APPROVED THE FORM OF THE FIRST OMAHA FUNDS ROTH IRA CUSTODIAL ACCOUNT AGREEMENT?

While many of the provisions of the First Omaha Funds Roth IRA Custodial Account Agreement are taken verbatim from a form provided by the Internal Revenue Service, the Internal Revenue Service has not approved the form of the agreement.



ROTH INDIVIDUAL RETIREMENT ACCOUNT
CUSTODIAL ACCOUNT AGREEMENT

FORM 5305-RA  (REV. JANUARY 1998)

The individual whose name appears on the Roth IRA Application to which this Agreement applies (hereinafter called "Depositor") is establishing a Roth Individual Retirement Account ("Roth IRA") (under Section 408A of the Internal Revenue Code) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Roth IRA Application (herein-after called "Custodian") has agreed to serve as Custodian of the Depositor's Roth Individual Retirement Account established hereunder.

The Depositor has deposited with the Custodian the amount indicated as the initial contribution on the Roth IRA Application. Such amount and any additions thereto and earnings thereon held by the Custodian pursuant to this Agreement may be hereafter referred to as the "custodial account," "account" or "custodial funds."

The Depositor and the Custodian make the following agreement:

ARTICLE I

1.1 If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in Section 408A(e), the Custodian will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Depositor.

1.2 If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

ARTICLE II

2.1 The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income(AGI). For a single Depositor, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married Depositor who files jointly, between AGI of $150,000 and $160,000; and for a married Depositor who files separately, between $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA Conversion Contributions in a tax year if the Depositor's AGI for that tax year exceeds $100,000 or if the Depositor is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

ARTICLE III
3.1 The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE IV

4.1 No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

4.2 No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3), which provides an exception for certain gold, silver and platinum coins, coins issued under the laws of any state, and certain bullion.

ARTICLE V

5.1 If the Depositor dies before his or her entire interest is distributed to him or her and the Depositor's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

      (a) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

      (b) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Depositor's death.

      If distributions do not begin by the date described in (b), distribution method (a) will apply.

5.2 In the case of distribution method 5.1(b) above, to determine the minimum annual payment of each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

5.3 If the Depositor's spouse is the sole beneficiary on the Depositor's date of death, such spouse will then be treated as the Depositor.

ARTICLE VI

6.1 The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Sections 408(i) and 408A(d)(3)(E), Regulations Sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

6.2 The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VII

7.1 Not withstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with Section 408A, the related regulations, and other published guidance will be invalid.

ARTICLE VIII
8.1 This agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the Depositor and Custodian.

ARTICLE IX

THE PROVISIONS OF THIS ARTICLE SHALL APPLY TO ANY AND ALL
CUSTODIAL ACCOUNTS ESTABLISHED PURSUANT TO THIS AGREEMENT.

9.1   INVESTMENT POWER OF CUSTODIAN

      The Custodian shall invest and reinvest all contributions to the custodial account, plus any earnings in any or all of the following.

      (a) Investment shares of the Mutual Funds (regulated investment companies) which the Custodian has designated as appropriate for investments in the custodial account.

      (b) All dividends and capital gain distributions received on the shares of any Mutual Fund held in the Depositor's account shall be reinvested in shares of the same Mutual Fund which paid the distribution, and credited to the custodial account.

9.2   FEES, EXPENSES, TAXES AND PENALTIES

      (a) The Depositor agrees to pay to the Custodian fees for services performed under this agreement in an amount specified from time to time by the Custodian, Such fees may include, but are not limited to a fee to establish the custodial account and the annual maintenance fee. The Custodian shall have the right to change any such fees at any time without prior written notice to the Depositor. As soon as practicable after any change in fees, the Custodian shall make available to the Depositor a new fee schedule. All fees may be billed to the Depositor or deducted from the custodial account, at the discretion of the Custodian. The Custodian shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursement incurred by it in the performance of services. Such reimbursement shall be made from the account if not paid directly by the Depositor.

      (b) The Depositor shall be responsible for the payment of any income, transfer and other taxes of any kind that may be levied or assessed upon the custodial account, and all other administrative expenses reasonably incurred by the Custodian in the performance of its duties, including any fees for legal services provided to the Custodian. To the extent the Depositor fails to pay such taxes and expenses directly, the Custodian may, in its discretion, deduct them from the custodial account.

      (c) The Custodian shall not be responsible for excise or penalty taxes or interest imposed by the IRS by virtue of any premature distributions, over-contributions or excess accumulations with respect to the Depositor's account, or for the failure to commence distributions, nor shall the Custodian be responsible for providing any tax or legal advice with respect to the account. The Custodian shall have no obligations to return any amounts withheld for federal income tax purposes from any distribution as to which the Depositor (or beneficiary, as applicable) has failed to provide a withholding election notice prior thereto.

      (d) Sales charges, if any, attributable to the acquisition of shares of a Mutual Fund as stated in its then current prospectus may be charged to the Depositor's account.

9.3   RESPONSIBILITIES OF CUSTODIAN

      (a) The Custodian shall maintain the custodial account, distinct from all other custodial accounts, for the exclusive benefit of the Depositor and the Depositor's beneficiaries and shall be responsible for performing only such services as are described in this Agreement.

      (b) All contributions by the Depositor to the custodial account shall be invested according to Article 8.1 hereof at the sole direction of the Depositor, and the Custodian shall not be responsible or liable for any investment decisions or recommendations with respect to the investment, reinvestment, or sale of assets in the custodial account. With regard to the Mutual Funds listed on the Application and any other Mutual Fund, the Depositor understands that the Custodian does not endorse the Mutual Funds as suitable investments for the Depositor. In addition, the Custodian will not provide investment advice to the Depositor. The Depositor assumes all responsibility for the choice of his or her investments in the custodial account. The Custodian shall not be responsible for reviewing any assets held in the custodial account and shall not be responsible for questioning any investment decision of the Depositor. The Custodian shall not be liable for any loss resulting from any action taken by the Custodian at the direction of the Depositor or any loss resulting from any failure to act because of the absence of directions from the Depositor.

      (c) The Custodian shall not be responsible for inquiring into the nature or amount of any contribution made by the Depositor, nor into the amount or timing of any distribution requested by the Depositor, or whether such contributions or distributions comply with the Code. The Depositor shall have full responsibility for any tax or investment consequences of all contributions to and distributions from the custodial account.
      (d) If the Custodian receives any investment instructions from the Depositor which, in the opinion of the Custodian, are not in good order or are unclear, or if the Custodian receives monies from the Depositor which would exceed the amount that the Depositor may contribute to the custodial account, the Custodian may hold all or a portion of the monies uninvested pending receipt of written (or in any other manner permitted by the Custodian) instructions or clarification. During any such delay the Custodian will not be liable for any loss of income or appreciation, loss of interest, or for any other loss. The Custodian may also return all or a portion of the monies to the Depositor. Again, in such situations, the Custodian will not be liable for any loss.

      (e) The Custodian will designate contributions (other than rollover contributions) as being made for any particular year as requested by the Depositor. If the Depositor does not designate a year for any contribution, the Custodian will designate the year the contribution was actually received.

      (f) The Custodian will accept transfers of a cash amount to the custodial account from another custodian or trustee of an Individual Retirement Account, Qualified Retirement Plan or Individual Retirement Annuity upon the Depositor's written direction. The Custodian will also transfer a cash amount in the custodial account upon the written request of the Depositor to another custodian or trustee of an Individual Retirement Account or Annuity. For such transfer, the Custodian may require a written acceptance of the successor custodian. The Depositor warrants that all transfers to and from the custodial account will be made in accordance with the rules and regulations of the Internal Revenue Service.
      (g) The Custodian is authorized to hire an agent to perform certain of its duties hereunder, which agent may be the transfer agent for the Mutual Fund shares authorized to be held hereunder.

      (h) The Depositor agrees to indemnify and hold harmless, and to defend the Custodian against any and all claims arising from and liabilities incurred by reason of any action taken by the Custodian in good faith pursuant to this Agreement.

9.4   JUDICIAL SETTLEMENT OF ACCOUNTS

      The Custodian may bring an action before a court of appropriate jurisdiction at any time to resolve any dispute or ambiguity in its accounts. If a dispute or ambiguity exists regarding who is entitled to receive funds from the custodial accounts, the Custodian may withhold such funds until the dispute or ambiguity is resolved through settlement by the parties or determination by a court of appropriate jurisdiction. The court's resolution shall be final and binding on all parties involved. All expenses incurred by the Custodian, including, without limitation, all legal and accounting fees, shall be paid for from the custodial account, if not otherwise paid by the Depositor.

9.5   NOTICE

      (a) All notices or requests to the Custodian to make distributions from the custodial account must conform to the requirements of the Internal Revenue Code, the redemption requirements of the applicable fund prospectus and the requirements of the Custodian and its duly appointed agent, if any. The Custodian will make distributions from the custodial account only after receiving a written request from the Depositor (or any other party entitled to receive the assets of the custodial account) in the form required by the Custodian. The Depositor (or any other party entitled to receive the assets of the custodial account) must provide to the Custodian any applications, certificates, tax waivers, signature guarantees and any other documents (including proof of any legal representative's authority) that the Custodian requires. The Custodian will not be liable for complying with a distribution request that appears to be genuine, nor will the Custodian be liable for refusing to comply with a distribution request which the Custodian is not satisfied is genuine or in proper form. This includes any losses which may occur while the Custodian waits for the distribution request to be in the proper form. The Depositor (or any other party entitled to receive the assets of the custodial account) also agrees to fully indemnify the Custodian for any losses which may result from the Custodian's failure to act upon an improperly made distribution request.

      (b) Except as otherwise permitted by the Custodian, all instructions to the Custodian under this Agreement must be in writing. The Depositor may authorize an agent to act on behalf of the Custodian, provided that such appointment and authorization is provided in writing to the Custodian in the form required by the Custodian. Any instructions by an authorized agent of the Depositor will be binding upon the Depositor. Any authorization given by the Depositor will remain in effect until the Custodian receives written notice of the Depositor's revocation of the authorization, or the death of the Depositor, whichever occurs first.

      (c) Any notice, report, payment, distribution or other material required to be delivered by the Custodian under this Agreement, shall be deemed delivered and effective three days after the date mailed by the Custodian to the Depositor at the Depositor's last address of record as provided by the Depositor to the Custodian, and the Custodian shall not be obligated to ascertain the actual address or whereabouts of the Depositor.

      (d) Any notice or instructions required to be delivered by the Depositor to the Custodian under this Agreement shall be deemed delivered when actually received by the Custodian.

      (e) Any notice required to be given to the Custodian under this Agreement shall be given to the Mutual Fund Group, the name of which appears on the front of the Agree ment, and any notice required or permitted to be given to the Depositor under this Agreement shall be given to the Depositor at the address filed with the Custodian from time to time. Notices may be delivered in person or may be sent by United States mail, first class with postage prepaid and properly addressed.

9.6   REPORTS, RECORDS AND ACCOUNTING

      The Custodian shall maintain such records as may be reasonably necessary for the proper administration of the account. The Custodian shall render a report to each Depositor (or his or her beneficiaries), on the status of his or her account or accounts at least annually. The report shall show contributions (deposits) received, withdrawals made, dividend credits, other credits and/or charges, and the balance at the end of the report period. The report shall also furnish the Depositor such other information as the Custodian may possess and as may be necessary for the Depositor to comply with the reporting requirements of the Internal Revenue Code and any applicable regulations. The Custodian shall have no duty to furnish information about the account to any person except as expressly provided herein or as required by law. Any accounting, when approved by the Depositor, will be binding and conclusive as to the Depositor, and the Custodian will thereby be released and discharged from any liability or accountability to the Depositor with respect to matters set forth therein. The Depositor or beneficiary shall advise the Custodian within 60 days following receipt of the Custodian's report of any corrections to his or her account. If the Depositor or beneficiary fails to advise the Custodian of any corrections within the 60-day period, the Depositor or beneficiary shall be deemed to have approved the Custodian's report. The Custodian shall have the right to have its account settled by a court of competent jurisdiction.

9.7   RECORDS RETENTION

      The Custodian shall retain its records relating to the account as long as necessary for the proper administration thereof and at least for any period required by the Employee Retirement Income Security Act of 1974 or other applicable law.

9.8   RESIGNATION OR REMOVAL OF CUSTODIAN

     (a) The Custodian may resign as the Custodian hereunder without the consent of the Depositor, by providing notice of such resignation 30 days prior to the effective date of the resignation. In the event of a resignation by the Custodian, the Depositor must appoint a successor Custodian or Trustee. Upon receipt by the Custodian of a written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall transfer and pay over to such successor the assets of the custodial account. If after 30 days from notice of resignation, the Custodian has not received written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall pay or otherwise transfer to the Depositor the assets remaining in the custodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after payment of all such items to be paid over to the successor Custodian.
     (b) Upon the appointment and qualification of a successor Custodian or Trustee, the successor Custodian or Trustee shall assume all rights, powers, and privileges, liabilities and duties of the Custodian. Upon acceptance of appointment by the successor Custodian or Trustee, the Custodian shall assign, transfer and deliver to the successor all funds held in the custodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian or Trustee.

9.9   DESIGNATION OF BENEFICIARY

      (a) The Depositor has the right to designate a beneficiary(ies) of his or her account in writing on a form provided by the Custodian or in a format approved by the Custodian. The purpose of this designation is to identify the recipient(s) of the custodial account upon the Depositor's death.

      (b) The Depositor has the right to change this designation of beneficiary at any time by writing to the Custodian. A beneficiary designation when received by the Custodian shall relate back and be effective as of the date it was signed by the Depositor, but without prejudice to or liability of the Custodian, Mutual Fund or its agents, for any payout made prior to receipt by them. If the beneficiary does not survive the Depositor or if the Custodian cannot locate the beneficiary after reasonable search, any balance in the account will be paid to the Depositor's estate.

9.10  PAYMENT IN THE EVENT OF DISABILITY
      A Depositor who becomes disabled as defined by IRC Section 72(m)(7) shall be entitled to a distribution of his or her custodial account. The Custodian may require what evidence it deems appropriate before distributing on account of such disability. This determination by the Custodian shall not constitute any warranty or assurance by the Custodian that the distribution to the Depositor is free from the penalty on premature distributions described in IRC Section 72(t).

9.11  EXCLUSIVE BENEFIT

      The custodial account is established for the exclusive benefit of the Depositor and his or her beneficiary(ies).

9.12  AMENDMENT

      (a) The Custodian is authorized from time to time to amend this Agreement, in whole or in part. The Custodian shall furnish copies of any such amendments to the Depositor within 30 days of the date the amendments are effective.

      (b) This Agreement may not be amended in any manner that will cause or permit any part of the assets of the custodial account to be divested from any person having any interest in the custodial account unless such amendment is necessary to satisfy the conditions of any law, governmental regulation or ruling or to meet the requirements of the Internal Revenue Code or any amendment thereof, in which case the Custodian is expressly authorized to make amendments that are necessary for such purposes. Such amendments may be made retroactively to the later of the effective date of this Agreement or the effective date of any future legal requirements.

9.13  CONTINUANCE OF THE CUSTODIAL RELATIONSHIP
      The relationship created by this Agreement shall continue in effect until a full distribution of the custodial account has been made and all accounts of the Custodian have been settled.

9.14  CUSTODIAN'S LIMITED LIABILITY

      The Custodian shall not be liable for any action taken or omitted at the direction of the Depositor or beneficiary, or with his or her consent and approval, or for any action taken or omitted in accordance with the terms and conditions of this Agreement, or applicable governmental regulations or law, or for any other action taken or omitted by it in good faith for any mistake in judgment, or for any loss suffered by the custodial account except those which are a result of its own gross negligence or willful misconduct.

9.15  GENERAL PROVISIONS

      (a) A "Roth Conversion IRA" is a Roth IRA that accepts only "IRA Conversion Contributions" made during your same tax year. "IRA Conversion Contributions" are amounts rolled over, transferred or converted from any IRA that is not a Roth IRA to a Roth IRA. To simplify the identification of funds distributed from Roth IRAs, you are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

      (b) Anything contained in this Agreement to the contrary not withstanding, neither the Depositor nor any beneficiary of the Depositor shall be entitled to use the custodial account or any portion thereof, as security for a loan, nor shall the Custodian or any other person or institution engage in any prohibited transaction, within the meaning of Section 4975 of the Code, with respect to any custodial account.
      (c) Except to the extent otherwise required by law or this Agreement, none of the amounts held in a custodial account shall be subject to the claims of any creditor of the Depositor, or any beneficiary of the Depositor, nor shall the Depositor or any beneficiary have the right to anticipate, sell or pledge, option, encumber or assign any of the benefits, payments or proceeds to which he or she may be entitled under this Agreement.

      (d) If any question arises as to the meaning of any provision of this Agreement, the Custodian shall be authorized to construe or interpret any such provision, and the Custodian's construction and interpretation shall be binding upon the Depositor and any beneficiary of the Depositor.

      (e) Throughout this Agreement, the singular form includes the plural where applicable.

      (f) Any provision of this Agreement which would disqualify the custodial account as a Roth Individual Retirement Account shall be disregarded to the extent necessary to make the custodial account qualify as an Individual Retirement Account under the Code.

      (g) The headings and articles of this Agreement are for convenience of reference only, and shall have no substantive effect on provisions of this Agreement.

      (h) This Agreement and the custodial account created hereby shall be governed by the laws of the State in which the Custodian maintains its principal place of business. All contributions to the custodial account shall be deemed to take place in said State.

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                                     (LOGO)

                                  FIRST OMAHA
                                FAMILY OF FUNDSR
                     First National Bank of Omaha - Adviser

                                P.O. Box 419022
                           Kansas City, MO 64141-6022
                                 1-800-662-4203

                                                                    RIRADSCA-198